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                      USDATA CORPORATION AND SUBSIDIARIES

EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, expect per share data)

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       ---------------------
                                                         1999         1998
                                                       ---------------------
Net income (loss):
  Continuing operations                                $    401     $   (446)
  Discontinued operations                                    --       (1,719)
                                                       ---------------------
    Net income (loss)                                  $    401     $ (2,165)

                                                       =====================
Weighted average common shares outstanding               11,261       11,100

Common share equivalents                                     --           --
                                                       ---------------------

Weighted average common shares and common
share equivalents (if dilutive) outstanding              11,261       11,100
                                                       =====================

Net income (loss) per common share
  Basic and Diluted:
    Continuing operations                              $   0.04     $  (0.04)
    Discontinued operations                                  --        (0.16)
                                                       ---------------------
      Net income (loss)                                $   0.04     $  (0.20)
                                                       =====================